UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DUOS TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0493217
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216
(Address of Principal Executive Offices) (Zip Code)

2016 Equity Incentive Plan
(Full title of the plan)

Jean Martin 6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216
(Name and address of agent for service)

(904) 652-1601
(Telephone number, including area code, of agent for service)

Copy to:

Michael Harris, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	8,000,000	$0.14	$1,120,000	$113

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(1)

This Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the "Act").

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act based on the average of the high and low prices of the registrant’s common stock as quoted on the OTCQB on May 25, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION

This prospectus relates to 8,000,000 shares of common stock issuable to employees, consultants, advisors, officers and directors under the 2016 Equity Incentive Plan. Upon the issuance and, if applicable, exercise of equity awards made thereunder, up to 8,000,000 shares of common stock, par value $0.001 per share of Duos Technologies Group, Inc. may be publicly sold.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees  as specified by the Securities and Exchange Commission, or the SEC, pursuant to Rule 428(b)(1) under the Securities Act of 1933, or the Securities Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Jean Martin, Duos Technologies Group, Inc., 6622 Southpoint Drive South, Jacksonville, FL 32216 or (904) 652-1601.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in the registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on April 1, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 16, 2016;

•	Our Current Reports on Form 8-K filed on April 6, 2016, April 21, 2016 and May 25, 2016;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to above;

•

The description of our common stock contained in the Registration Statement on Form 10-SB filed on April 27, 2007 (Commission File Number: 333-142429), including any amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the Florida Business Corporation Act, none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty to us or our shareholders arising from:

•	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	Section 607.0834 of the Florida Business Corporation Act for unlawful distributions; or

•	Any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above.  The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Our Articles of Incorporation provides that we will indemnify our directors to the maximum extent permitted by law. Section 607.0831of the Florida Business Corporation Act provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding.  The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders.  The Florida Business Corporation Act provides that Section 607.0831 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, and vote of shareholders or disinterested directors or otherwise.  We have provided for this indemnification in our Articles of Incorporation because we believe that it is important to attract qualified directors and officers. We have further provided that the right to indemnification in our Articles of Incorporation is a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition only upon the Corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation.  This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense. In addition, our Articles of Incorporation provide that we are not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless the proceeding is authorized or consented to by our directors.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.  Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

See Exhibit Index, which is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

1.

The undersigned registrant hereby undertakes:

a.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

b.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 27, 2016.

Duos Technologies Group, Inc.

By:	/s/ Gianni Arcaini
Gianni B. Arcaini
Chairman, Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Gianni Arcaini	Chief Executive Officer (Principal Executive Officer), Director	May 27, 2016
Gianni Arcaini

/s/ Adrian Goldfarb	Chief Financial Officer (Principal Financial Officer), Director	May 27, 2016
Adrian Goldfarb

/s/ Joseph Glodek	Director	May 27, 2016
Joseph Glodek

/s/ Alfred Mulder	Director	May 27, 2016
Alfred Mulder

/s/ Gijs van Thiel	Director	May 27, 2016
Gijs van Thiel

EXHIBIT INDEX

No.	Description	Filed or Furnished Herewith

5.1	Legal Opinion of Nason, Yeager, Gerson, White & Lioce. P.A.	Filed with this Form S-8
10.1	2016 Equity Compensation Plan	*
23.1	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.	Contained in Exhibit 5.1 above
23.2	Consent of Salberg & Company, P.A.	Filed with this Form S-8

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*

Incorporated by reference from Annex A of the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 1, 2016.